NEWS RELEASE

For Immediate Release

SPECTRUM BRANDS ANNOUNCES

EXPIRATION OF EXCHANGE OFFER

AND ACCEPTANCE OF

ITS 8 ½% SENIOR SUBORDINATED NOTES DUE 2013

TENDERED PURSUANT TO THE EXCHANGE OFFER

ATLANTA – April 16, 2007 – Spectrum Brands, Inc. (NYSE: SPC) (the “Company”) today announced (i) the expiration, as of 12:00 Midnight, New York City time, on April 13, 2007, of the previously announced exchange offer (the “Exchange Offer”) for all of the Company’s outstanding 8 1/2% Senior Subordinated Notes due 2013 (the “Existing Notes”); and (ii) the acceptance of the Existing Notes that were validly tendered prior to the expiration of the Exchange Offer.

As of 12:00 Midnight, New York City time, on April 13, 2007, a total of $347,127,000 in principal amount of the Existing Notes, representing 99.18% of the aggregate outstanding principal amount of Existing Notes were tendered in the Exchange Offer. Approximately $2,296,000 in additional principal amount of the Existing Notes, representing approximately 0.66% of the aggregate outstanding principal amount of Existing Notes, were validly tendered in the Exchange Offer following the expiration of the consent solicitation on March 29, 2007. Holders tendering after March 29, 2007, whose Existing Notes have been accepted by the Company, will promptly receive $950 in principal amount of Variable Rate Toggle Senior Subordinated Notes due 2013 (“New Notes”).

The Exchange Offer was made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. This press release is not an offer to exchange any Existing Notes for New Notes, a solicitation of an offer to exchange any Existing Notes for New Notes, a solicitation of consents with respect to the Existing Notes, an offer to sell any New Notes or the solicitation of an offer to buy any New Notes. The Company’s Offering Circular and Consent Solicitation Statement, dated March 16, 2007, and related Letter of Transmittal and Consent, which the Company sent to registered holders of the Existing Notes, set forth the complete terms of the Exchange Offer and the Consent Solicitation.

Forward Looking Statements

Certain matters discussed in this news release contain forward-looking statements, which are based on the Company’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to the Company's ability successfully consummate the Exchange Offer. The Company cautions the reader that actual results could differ materially from the expectations described in the forward-looking statements. The Company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this news release. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The Company's stock trades on the New York Stock Exchange under the symbol SPC.

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Investor Contact:

Nancy O’Donnell

VP Investor Relations, Spectrum Brands

770-829-6208

Media Contact:

Sard Verbinnen & Co for Spectrum Brands

Jamie Tully or Victoria Hofstad

212-687-8080

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